EXHIBIT 23.2


             [Letterhead of Payne, Faulkner, Smith & Jones, P.C.]


The Board of Directors
Texas Central Bancshares, Inc.


      We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                          Payne, Faulkner, Smith & Jones, P.C.

Dallas, Texas
June 15, 1999